DEMAND PROMISSORY NOTE

$250,000.00
Los Angeles, California October 19, 2009

FOR VALUE RECEIVED and to memorialize certain undocumented lending transactions that occurred prior to the date hereof, Trist Holdings, Inc. f/k/a Landbank Group, Inc., a Delaware corporation ("Obligor"), promises to pay to the order of Woodman Management Corporation ("Holder"), at Los Angeles, California, or such other place as may be designated from time to time by Holder in writing, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000) with simple interest on the unpaid principal from December 31, 2007 at the rate of eight percent (8%) per annum.  This Note was originally delivered to Landbank Acquisition LLC in connection with the Securities Purchase Agreement dated November 1, 2007 among the Obligor, Landbank Acquisition LLC and Family Products LLC and constitutes the “Assigned Debt” as defined therein, and has been assigned to Holder in connection with the Share Purchase Agreement dated October 19, 2009 among Obligor, Holder and Europa International, Inc.

The outstanding principal amount of this Demand Promissory Note (this “Note”), together with all accrued but unpaid interest, shall be due and payable on the first Business Day (as defined below) following demand.

All accrued and unpaid interest on the principal of this Note shall also be due and payable on the earlier of (i) the payment or prepayment, in full or in part, of any of the principal of this Note, (ii) the acceleration of the Note, and (iii) demand by Holder.  For purposes of this Note, “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close.

Obligor and all endorsers hereof hereby expressly waive presentment for payment, notice of dishonor, protest and notice of protest, and agree that the time for the payment or payments of any part of this Note may be extended without releasing or otherwise affecting Obligor's liability on this Note.

The entire unpaid principal balance of, and all accrued and unpaid interest on, this Note shall immediately be due and payable upon the occurrence of Obligor’s (a) commencement of a voluntary case under Title 11 of the United States Code, or (b) filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against Obligor commencing an involuntary case under said Title 11 or failure to controvert timely the material allegations of such petition.

Obligor may prepay this Note at any time without penalty.  If any amount under this Note is not paid when due, Obligor promises to pay all costs of collection and reasonable attorneys' fees incurred by the holder hereof on account of such collection.

This Note shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to conflict of laws principles.

IN WITNESS WHEREOF, the undersigned has executed this Note on the day and date first set forth above.

OBLIGOR:
TRIST HOLDINGS, INC.

By:           /s/ Eric Stoppenhagen
Name:  Eric Stoppenhagen
Title:     Interim President